Exhibit 3.5

Articles of Incorporation

Pursuant to Article 3.02

Texas Business

Corporation Act

Article 1 – Corporate Name

The name of the corporation is as set forth below:

AID Restaurant, Inc.

Article 2 – Registered Agent and Registered Office

The initial registered agent is an individual resident of the state whose name is set forth below:

Paul R. McGuirk

The business address of the registered agent and the registered office address is:

Two North Park Avenue

8080 Park Lane, Suite 100

Dallas, TX 75231-5993

Article 3 – Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first meeting of shareholders or until their successors are elected and qualified are set forth below:

Paul R. McGuirk

Two North Park Avenue

8080 Park Lane, Suite 100

Dallas, TX 75231-5993

Article 4 – Authorized Shares

The total number of shares the corporation is authorized to issue is 1,000 and the shares shall have no par value.

Article 5 – Initial Capitalization

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000).

Article 6 –Duration

The period of duration is perpetual.

Article 7 – Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

Incorporator

The name and address of the incorporator is set forth below.

Kathleen Clover

300 Sixth Avenue, 8th Floor

Pittsburgh, PA 15222

Effective Date of Filing

This document will become effective when the document is filed by the secretary of state.

Execution

The undersigned incorporator signs these articles of incorporation subject to the penalties imposed by law for the submission of a false fraudulent document.

/s/ Kathleen Clover
Signature of Incorporator

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